As filed with the Securities and Exchange Commission on September 7, 2018

Registration No. 333-195993

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-195993

UNDER

THE SECURITIES ACT OF 1933

MTGE Investment Corp.

(Exact Name of Registrant as Specified in its Charter)

Maryland	45-0907772
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2 Bethesda Metro Center 12th Floor Bethesda, Maryland	20814
(Address of principal executive offices)	Zip Code

American Capital Mortgage Investment Corp.

Amended and Restated Equity Incentive Plan

(Full title of the plan)

Sean P. Reid

Chief Executive Officer

2 Bethesda Metro Center

12th Floor

Bethesda, Maryland 20814

(301) 968-9220

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth Company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth-company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement No. 333-195993, originally filed by MTGE Investment Corp. (the “Company”) on Form S-8 with the Securities and Exchange Commission on May 15, 2014 (the “Registration Statement”):

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statement.

On September 7, 2018, pursuant to the Agreement and Plan of Merger, dated as of May 2, 2018 (the “Merger Agreement”), by and among the Company, Annaly Capital Management, Inc., a Maryland Corporation (“Parent”), and Mountain Merger Sub Corporation, a Maryland corporation (“Purchaser”) and a wholly owned subsidiary of Parent, Company merged with and into the Purchaser, with the Purchaser continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on September 7, 2018.

MTGE INVESTMENT CORP

By:	/s/ Sean P. Reid
Sean P. Reid Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.